Exhibit 4.5

BERRY PETROLEUM COMPANY

2010 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

OFFICERS

Unless otherwise defined herein, the terms defined in the Berry Petroleum Company 2010 Equity Incentive Plan shall have the same defined meanings in this Restricted Stock Unit Award Agreement.

I.              NOTICE OF RESTRICTED STOCK UNIT GRANT

You have been granted restricted Stock Units, subject to the terms and conditions of the Plan and this Restricted Stock Unit Award Agreement, as follows:

Name of Awardee:

Total Number of Stock Units Granted:

Grant Date:

Vesting Schedule:

II.            AGREEMENT

A.                                   Grant of Stock Units.  Pursuant to the terms and conditions set forth in this Restricted Stock Unit Award Agreement (including Section I above) and the Plan, the Administrator hereby grants to the Awardee named in Section I above, on the Grant Date set forth in Section I above, the number of Stock Units set forth in Section I above.

B.                                     Purchase of Stock Units.  No payment of cash is required for the Stock Units.

C.                                     Vesting/Delivery of Shares.

(1)           Vesting.

The award of Stock Units shall vest in accordance with the Vesting Schedule set forth in Section I above.  In addition, the Stock Units become vested in full if the Company is subject to a Change in Control before the Awardee’s Termination of Service, and the Awardee is subject to an Involuntary Termination (defined below) within 12 months after the Change in Control.  The Stock Units may also vest in accordance with subsection L below.

The term “Involuntary Termination” shall mean the Awardee’s Termination of Service by reason of:  (i) the involuntary discharge of the Awardee by the Company (or the Affiliate employing him or her) for reasons other than Cause (defined below); or (ii) the voluntary resignation of the Awardee following (A) a material adverse change in his or her title, stature, authority or responsibilities with the Company (or the Affiliate employing him or her), (B) a material reduction in his or her base salary or annual bonus opportunity or (C) receipt of notice that his or her principal workplace will be relocated by more than 50 miles.  The term “Cause” shall mean any of the following acts or omissions on the part of the Awardee:  any act of dishonesty, any disclosure of confidential information, negligence or misconduct, failure to perform duties to the standards required by the Company (or the Affiliate employing him or her) or neglect of his or her duties, as determined in the Administrator’s sole and absolute discretion, any illegal act, drug, alcohol or other substance abuse, or any act or omission which has an adverse effect on the Company or any Affiliate’s reputation or business operations.

(2)           Forfeiture of Stock Units. The unvested Stock Units shall automatically be forfeited upon the Awardee’s Termination of Service unless the Administrator determines otherwise in writing.

(3)           Form of Delivery.

The granted Stock Units are payable in ordinary shares of Company Stock.  This distribution may be made either as a single lump sum transfer of shares or through the transfer of shares in five substantially equal annual installments.  Subject to the provisions of this Restricted Stock Unit Award Agreement, the Awardee shall elect the form in which the distribution shall be made in the form and manner prescribed by the Administrator pursuant to the requirements of Section 409A of the Code (the “Payment Election”).  If the Administrator has not received the Awardee’s Payment Election by the applicable deadline, then the Awardee shall receive the Stock Units in a single lump sum payment.

(4)           General Provisions Regarding Timing of Delivery.

Except as specifically set forth in this Restricted Stock Unit Award Agreement, distribution of shares subject to this award of Stock Units shall commence on the Transfer Commencement Date in the following form:

(i)                                     in a single lump sum transfer of shares; or

(ii)                                  if elected by the Awardee pursuant to a Payment Election in accordance with Section II.C.2, in a series of five substantially equal annual installments commencing on the Transfer Commencement Date and continuing on the four succeeding anniversaries of such Transfer Commencement Date;

provided, however, that no distribution of shares shall occur prior to                       .

(5)           Circumstances Requiring Distributions Regardless of Payment Election:

(i)                                     Death Prior to Distribution of Entire Account

Notwithstanding any Payment Election to the contrary, if the Awardee dies prior to the transfer of all of the vested shares to which he is entitled pursuant to this Restricted Stock Unit Award Agreement, then any vested shares that have not been transferred as of the date of the Awardee’s death will be transferred in a single lump sum to the Awardee’s beneficiary under the terms of Section 18 of the Plan and all unvested shares as of the date of the Awardee’s death shall be forfeited.  If no such beneficiary has been designated, then any such shares shall be transferred to the Awardee’s estate.  Such transfer shall occur on the date that is 90 days after the date of the Awardee’s death.

(ii)                                  Disability Prior to Distribution of Entire Account

Notwithstanding any Payment Election to the contrary, if, as a result of his Disability, the Awardee separates from service prior to the transfer of all of the vested shares to which he is entitled pursuant to this Restricted Stock Unit Award Agreement, then any vested shares that have not been transferred as of the date of the Awardee’s Disability will be transferred in a single lump sum to the Awardee and all unvested shares as of the date of the Awardee’s Disability shall be forfeited.  Such transfer shall occur on the date that is 90 days after the Awardee’s separation from service due to Disability.

(iii)                               Change in Control

Notwithstanding any Payment Election to the contrary, all undistributed vested shares associated with this Restricted Stock Unit Award Agreement shall be transferred to the Awardee in a single lump sum on the fifth business day following the date of the Change in Control.  The Awardee’s remaining unvested shares will vest in accordance with the terms of this Restricted Stock Unit Award Agreement, or the terms of any other applicable agreement, and, upon subsequent vesting of such shares, shall be paid to the Awardee in a single lump sum transfer on the fifth business day following the date such shares vest.

(6)           Delayed Distribution to Specified Employees.

If the Awardee is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which he has a Separation from Service (other than due to death), any transfer of shares payable on account of a Separation from Service shall not take place prior to the earlier of (i) the first business day following the expiration of six months from the Awardee’s Separation from Service, (ii) the date of the Awardee’s death, or (iii) such earlier date as complies with the requirements of Section 409A of the Code (the “Specified Employee Transfer Date”).  If the Awardee elected to receive his distribution in a series of installments, he shall receive the first installment on his Specified Employee Transfer Date, but any subsequent installments shall be payable without regard to his status as a specified employee.

(7)           Definitions:

(i)                                     The term “Disability” has the meaning set forth in Section 1.409A-3(i)(4) of the Treasury Regulations and shall be determined by the Administrator in its sole discretion.

(ii)                                  The term “Payment Election” shall have the meaning set forth in Section II.C.(ii) hereof.

(iii)                               The term “Transfer Commencement Date” shall mean the fifth business day of January of the year following the earlier of the Awardee’s Separation from Service or the fourth anniversary of the Grant Date.

(iv)                              The term “Separation from Service” shall mean a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h).

D.            No Interest in Company Assets.  The Awardee shall not have any interest in any fund or specific asset of the Company by reason of the Stock Units.

E.             No Rights as a Stockholder Prior to Delivery.  The Awardee shall not have any right, title or interest in, or be entitled to vote in respect of, or otherwise be considered the owner of, any of the shares of Common Stock covered by the Stock Units. The Awardee shall not be entitled to receive distributions from the shares of Common Stock covered by the Stock Units.

F.             Dividend Equivalents.  The Awardee will not be entitled to receive a cash payment equal to the dividends paid with respect to Common Stock covered by the Stock Units.

G.            Regulatory Compliance.  The issuance of Common Stock pursuant to this Restricted Stock Unit Award Agreement shall be subject to full compliance with all applicable requirements of law and the requirements of any stock exchange or interdealer quotation system upon which the Common Stock may be listed or traded.

H.            Withholding Tax.  The Company’s obligation to deliver any Shares upon vesting of Stock Units shall be subject to the satisfaction of all applicable federal, state, local and foreign income, and employment tax withholding requirements. The Awardee shall pay to the Company an amount equal to the withholding amount (or the Company may withhold such amount from the Awardee’s salary) in cash. At the Administrator’s election, the Awardee may pay the withholding amount with Shares; provided, however, that payment in Shares shall be limited to the withholding amount calculated using the minimum statutory withholding rates.

I.              Plan.  This Restricted Stock Unit Award Agreement is subject to all of the terms and provisions of the Plan, receipt of a copy of which is hereby acknowledged by the Awardee. The Awardee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Administrator upon any questions arising under the Plan and this Restricted Stock Unit Award Agreement.

J.             Successors.  This Restricted Stock Unit Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their legal representatives, heirs, and permitted successors and assigns.

K.            Restrictions on Transfer.  Except as set otherwise provided for in Subsection J above, and the Plan, the Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise. No right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. Any assignment in violation of this subsection K shall be void.

L.             Change in Control.  In the event of a Change in Control prior to the Awardee’s Termination of Service, the Stock Units will be assumed or an equivalent stock unit or right substituted by the successor corporation or a parent or subsidiary of the successor corporation.  In the event that the successor corporation refuses to assume or substitute for the Stock Units, the Awardee will fully vest in and have the right to receive the Common Stock.  In addition, if the Stock Units become fully vested in lieu of assumption or substitution in the event of a Change in Control, the Administrator will notify the Awardee in writing or electronically that the Stock Units will be fully vested.

M.           Restrictions on Resale.  The Awardee agrees not to sell any Shares that have been issued pursuant to the vested Stock Units at a time when Applicable Laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction shall apply as long as the Awardee is a Service Provider and for such period of time after the Awardee’s Termination of Service as the Administrator may specify.

N.            Tax Compliance Issues.

The Company, in its sole discretion, may take any steps that it deems appropriate or necessary to satisfy its state and federal tax withholding obligations in connection with this award of Stock Units.

This Restricted Stock Unit Award Agreement shall be interpreted and operated in a manner consistent with Section 409A of the Code, so as to avoid adverse tax consequences in connection with this award of Stock Units. The Company reserves the right, exercisable in its sole discretion and without the Awardee’s consent, to amend the Plan and this Restricted Stock Unit Award Agreement in order to accomplish such result.

O.            Entire Agreement; Governing Law.  Except for any written agreement between the Company and Awardee that has been approved by the Company’s Board of Directors, this Restricted Stock Unit Award Agreement, the Plan and the Payment Election constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Awardee with respect to the subject matter hereof, and, except as provided in subsection M above, may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee. This Restricted Stock Unit Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of Colorado.

P.             NO GUARANTEE OF CONTINUED SERVICE. THE AWARDEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED OR BEING GRANTED STOCK UNITS). THE AWARDEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS RESTRICTED STOCK UNIT AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH AWARDEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE AWARDEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

By the Awardee’s signature and the signature of the Company’s representative below, the Awardee and the Company agree that this Award is granted under and governed by the terms and conditions of this Restricted Stock Unit Award Agreement and the Plan. The Awardee has reviewed this Restricted Stock Unit Award Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Restricted Stock Unit Award Agreement and fully understands all provisions of this Restricted Stock Unit Award Agreement and the Plan. The Awardee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to this Restricted Stock Unit Award Agreement and the Plan.

The Awardee further agrees that the Company may deliver by email all documents relating to the Plan or this Award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). The Awardee also agrees that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.

AWARDEE:
Signature:
Printed Name:

BERRY PETROLEUM COMPANY
Signature
Printed Name:
Title: